CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions “Independent Registered Public Accounting Firm” and “Experts” and to the use of our report dated October 22, 2010, which is incorporated by reference in this Registration Statement (Form N-14) of Direxion Funds, to be filed with the Securities and Exchange Commission in this initial Registration Statement under the Securities Act of 1933.

/s/ ERNST & YOUNG LLP

New York, NY

August 1, 2011